Exhibit 10.5

IN THE UNITED STATES DISTRICT COURT

FOR THE SOUTHERN DISTRICT OF ILLINOIS

)
UNITED STATES OF AMERICA,	)
and the STATE OF ILLINOIS,	)
)
Plaintiffs,	)
	)	Case No. 3:07-cv-241-DRH
v.	)
)
PENNTEX RESOURCES ILLINOIS, INC.	)
and REX ENERGY OPERATING CORP.,	)
)
Defendants.	)
)

CONSENT DECREE

TABLE OF CONTENTS

I.	INTRODUCTION		1

II.	JURISDICTION AND VENUE		6

III.	APPLICABILITY AND BINDING EFFECT		7

IV.	DEFINITIONS		8

V.	PURPOSE		16

VI.	AIR EMISSION CONTROL PROGRAM		16

	A.	Installation of Primary Control Measures at Key Gathering Facilities	16

	B.	Initial Testing of Primary Control Measures at Key Gathering Facilities	20

	C.	Safety and Operability Review/Directed Inspection and Maintenance Requirements	21

	D.	Primary Control Measures Report	24

	E.	Protocol for Evaluating Need for Modified or Additional Control Measures at Key Gathering Facilities	27

	F.	Protocol for Evaluating Need for Control Measures at Other Gathering Facilities	29

	G.	Consideration of H2S Ambient Concentration Monitoring	32

VII.	RECORDKEEPING AND REPORTING REQUIREMENTS		33

VIII.	DOCUMENT CERTIFICATION		36

IX.	RECORD RETENTION		37

X.	RIGHT OF ENTRY & DATA AVAILABILITY		39

XI.	STIPULATED PENALTIES		41

XII.	FORCE MAJEURE		46

XIII.	DISPUTE RESOLUTION		49

XIV.	COMPLIANCE WITH OTHER LEGAL REQUIREMENTS		53

XV.	COVENANTS NOT TO SUE BY PLAINTIFFS		53

XVI.	RESERVATION OF RIGHTS		54

XVII.	COSTS		57

XVIII.	INDEMNIFICATION		57

XIX.	NOTICES AND SUBMISSIONS		58

XX.	EFFECTIVE DATE		59

XXI.	RETENTION OF JURISDICTION		59

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XXII.	MODIFICATIONS	60

XXIII.	CONSENT DECREE TERMINATION	60

XXIV.	PUBLIC PARTICIPATION	62

XXV.	SERVICE	62

XXVI.	SIGNATORIES	63

XXVII.	INTEGRATION	63

XXVIII.	FINAL JUDGMENT	65

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TABLE OF APPENDICES

Appendix A: Map of Lawrence Wellfield Gathering Facilities and Active Wells

Appendix B: Lawrence Wellfield Facility and Well lists (Nov. 30, 2006)

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CONSENT DECREE

I. INTRODUCTION

A. Plaintiff United States of America (“Plaintiff” or “the United States”), on behalf of the United States Environmental Protection Agency (“U.S. EPA”), has, simultaneously with the lodging of this Consent Decree, filed a complaint alleging that certain oil production facilities in Lawrence County, Illinois owned by Defendant PennTex Resources Illinois, Inc. (“PennTex”) and managed by Defendant Rex Energy Operating Corp. (“Rex Energy”) (collectively, “Defendants”) are presenting an imminent and substantial endangerment to public health or welfare, or the environment, within the meaning of Section 303 of the Clean Air Act (“Act”), 42 U.S.C. § 7603, due to the emission of hydrogen sulfide.

B. The State of Illinois (“Co-Plaintiff” or the “State”), on behalf of the Illinois Environmental Protection Agency (“IEPA”), joined the complaint as a co-plaintiff alleging, pursuant to 415 ILCS 5/42(e), that Defendants are in violation of 415 ILCS 5/9(a) with respect to the discharge or emission of any contaminant into the environment from oil production facilities in Lawrence County, Illinois.

C. Defendants produce oil in Lawrence County through a sucker rod pumping system that extracts fluid from oil-bearing formations lying between 900 and 10,000 feet below the surface. The fluid, containing crude oil and brine water, is pumped through buried pipelines into a 300-barrel capacity gunbarrel oil-water separator, commonly referred to as a receiver tank, at a gathering facility. Crude oil naturally separates from the brine water and flows by gravity into a stock tank, where it may be measured for accurate payment of royalties, and then to a sales tank where the crude oil is stored before being off-loaded into the crude oil purchasers’ tank trucks.

The remaining brine water in the receiving tank flows by gravity into a 90-barrel capacity cistern that pumps the brine water through buried pipelines to a water injection plant. The pumps at the water injection plant then pump the brine water under pressure to various water injection wells located in the field where the brine water is reinjected into the oil formations to maintain the pressure on the oil formations forcing more oil and water to the oil production wells.

D. Hydrogen sulfide is a colorless gas that is malodorous at very low concentrations, deadly at very high concentrations, and can cause detrimental health effects at intermediate concentrations. Hydrogen sulfide is not associated with all oil deposits, but naturally occurs in oil-bearing formations in Lawrence County, Illinois. The crude oil and brine water mixture that is pumped to the surface from these formations contains significant concentrations of dissolved and associated gases, including methane, hydrogen sulfide and various volatile organic compounds (“VOCs”). Unless controlled, these gases, including hydrogen sulfide, will vaporize and vent to the atmosphere when brought to the surface at the wellhead or through leaks in pipelines, receiving tanks, stock tanks, cisterns, pits and other equipment for the containment of oil and water in gathering facilities.

E. U.S. EPA and the Agency for Toxic Substances and Disease Registry (“ATSDR”) conducted ambient air monitoring in and around Bridgeport and Petrolia, Illinois in 2006, that, in the opinion of U.S. EPA and ATSDR, indicated high concentrations of hydrogen sulfide. U.S. EPA believes that oil production from the Lawrence Wellfield may be a significant source of hydrogen sulfide emissions, but that there may be other sources of hydrogen sulfide emissions contributing to ambient levels in Bridgeport and Petrolia outside the control of PennTex and Rex Energy.

F. The U.S. EPA requested information regarding the Lawrence Wellfield from ERG Illinois, Inc. (the former name of PennTex). In January 2005, the outstanding capital stock of ERG Illinois, Inc. was acquired by a third party resulting in a change of control and management of PennTex. Following this change of control of PennTex, the U.S. EPA requested additional information from PennTex regarding its operations in the Lawrence Wellfield. At the Parties’ initial meeting, before any enforcement action was taken, PennTex and Rex Energy voluntarily began taking steps to reduce possible emissions of hydrogen sulfide and VOCs from PennTex’s operations within the Lawrence Wellfield. Subsequently, PennTex and Rex Energy developed a plan designed to significantly reduce possible emissions of hydrogen sulfide and VOCs from PennTex’s facilities in the Lawrence Wellfield that are closest to populated areas.

G. On October 24, 2006, the United States and the Defendants executed a non-binding Agreement in Principle. In the Agreement in Principle, the Defendants agreed to develop and carry out a written response plan designed to further reduce possible emissions of hydrogen sulfide and VOCs from the Defendants’ oil wells and facilities in the Lawrence Wellfield that are closest to populated areas. The Defendants agreed to operate and maintain the control measures described in the response plan in accordance with a written operations and maintenance plan to be developed by the companies and approved by the U.S. EPA. The agreement in principle also required the Defendants to evaluate the effectiveness of the control measures in the Lawrence Wellfield installed pursuant to the response plan through a monitoring program, and required the Defendants to evaluate the need for additional control measures at other facilities within the Lawrence Wellfield within 60 days. The Defendants also agreed to present to the U.S. EPA any recommendations for further action the Defendants might develop based upon their observations of the effectiveness of the control measures. Finally, the Defendants and the U.S. EPA each agreed that they would use their best efforts to negotiate a proposed final settlement agreement.

H. Attached to the Agreement in Principle was a Response Plan that identified specific projects to control possible emissions of hydrogen sulfide. Since execution of the Agreement in Principle, Defendants have voluntarily installed some of the projects identified in the Response Plan and have refined the Response Plan based upon information gained from the installation of control measures. This Consent Decree lists as requirements the installation of all control measures, whether already voluntarily installed or not, in order to provide a comprehensive list of control measures.

I. The State of Illinois has not established an ambient air quality standard for hydrogen sulfide, and there is no applicable federal ambient standard. ATSDR’s minimal risk levels (“MRLs”) for hydrogen sulfide are currently set at 20 parts per billion for a 15-day average (intermediate level) and 70 parts per billion (acute level), based on a study of 30-minute exposure to H2S. The ATSDR defines an intermediate exposure as exposure to a chemical for a duration of 15 to 364 days, and an acute exposure as exposure to a chemical for a duration of 14 days or less. According to ATSDR, MRLs represent a level at or below which adverse health effects are unlikely to occur and that it should not be presumed that occasional excursions above that level will necessarily lead to a manifestation of toxicity, although the risk of experiencing adverse health effects will be expected to increase with increasing frequency and magnitude of excursions above that level. Consequently, MRLs are intended as a screening tool for environmental and public health officials and are not intended to define clean up or action levels. Accordingly, this Consent

Decree relies on the MRLs solely as a screening tool, to the extent valid monitoring data is available, to indicate whether more investigation into possible emissions from Defendants’ Gathering Facilities is warranted and to evaluate whether the emission controls placed on the Lawrence Wellfield are sufficient to adequately protect human health and welfare and the environment. The Defendants have entered into this Consent Decree without agreeing to, or admitting the validity of, the MRL established by the ATSDR with respect to hydrogen sulfide, and whether such MRL is accepted by the scientific community as the appropriate level at or below which adverse health effects of exposure to hydrogen sulfide are unlikely to occur.

J. PennTex and Rex Energy consent to the simultaneous filing of the Complaint and lodging of this Consent Decree so as to accomplish their objective of cooperatively reconciling the goals of the United States, the State, PennTex and Rex Energy under the Clean Air Act and the corollary state statute, and PennTex and Rex Energy therefore agree to undertake the installation of air pollution control equipment and enhancements to its air pollution management practices set forth in this Consent Decree at the Lawrence Wellfield.

K. The Defendants have entered into this Consent Decree without admitting any liability to Plaintiff or Co-Plaintiff arising out of the transactions or occurrences alleged in the Complaint.

L. The United States, the State and Defendants (collectively, the “Parties”) recognize, and the Court by entering this Consent Decree finds, that this Consent Decree has been negotiated by the Parties in good faith and will avoid prolonged and complicated litigation between the Parties, and that this Consent Decree is fair, reasonable, and in the public interest.

NOW, THEREFORE, before the taking of any testimony, without the adjudication or admission of any issue of fact or law except as provided in Section II, below, and with the consent of the Parties, IT IS HEREBY ADJUDGED, ORDERED, AND DECREED as follows:

II. JURISDICTION AND VENUE

1. This Court has jurisdiction over the subject matter of this action pursuant to 28 U.S.C. §§ 1331, 1345, 1355 and 1367, and over the Parties. In addition, this Court has jurisdiction over the subject matter of this action pursuant to Sections 113(b) and 303 of the Clean Air Act, 42 U.S.C. §§ 7413(b) and 7603. Authority to bring this suit is vested in the United States Department of Justice by 28 U.S.C. §§ 516 and 519.

2. Venue is proper in the Southern District of Illinois pursuant to Section 113(b) of the Clean Air Act, 42 U.S.C. § 7413(b), and 28 U.S.C. §§ 1391(b) and (c), and 1395(a). Defendants PennTex and Rex Energy consent to the personal jurisdiction of this Court, and waive any objections to venue in this District.

3. The Complaint states a claim upon which relief may be granted pursuant to Section 303 of the Act, 42 U.S.C. § 7603.

4. Solely for the purposes of this Consent Decree and the underlying Complaint, Defendants waive all objections and defenses that they may have to the jurisdiction of the Court or to venue in this District. Defendants shall not challenge the terms of this Consent Decree or this Court’s jurisdiction to enter and enforce this Consent Decree.

III. APPLICABILITY AND BINDING EFFECT

5. This Consent Decree applies to and is binding upon the United States, the State, and Defendants PennTex and Rex Energy (acting through their officers, directors, servants, employees, and agents), and upon PennTex’s and Rex Energy’s successors and assigns.

6. At least thirty (30) days prior to transferring, in whole or in part, ownership of, operation of, or other interest in (exclusive of any non-controlling, non-operational shareholder interest, the granting of any security interest, or sales of hydrocarbons in the ordinary course of business) any portion of the Lawrence Wellfield to any other person, PennTex and Rex Energy shall provide a copy of this Consent Decree to each prospective successor owner or operator and shall simultaneously verify such by a written notice to U.S. EPA Region 5, the United States Department of Justice, and the State in accordance with Section XIX of this Decree (Notices and Submissions).

7. In any action to enforce this Consent Decree, PennTex and Rex Energy shall not raise as a defense the failure by any of their officers, directors, employees, agents, or contractors to take any actions necessary to comply with the provisions of this Consent Decree.

IV. DEFINITIONS

8. Unless otherwise expressly provided herein, terms used in this Consent Decree which are defined in the Act or in regulations promulgated pursuant to the Act, shall have the meaning assigned to them in the Act and such regulations. Whenever the terms set forth below are used in this Consent Decree, the following definitions shall apply:

a. “API” shall mean the American Petroleum Institute;

b. “Automated Electric Kill System” shall mean an instrumented system that detects high level conditions in a Cistern receiving Brine water at a specific Gathering Facility, and, in the event of a high level condition, automatically shuts off electricity to pumps on all oil wells that feed that specific Gathering Facility to prevent any overflow of Brine water to an emergency Pit;

c. “Brine” water is any water pumped out of the ground by an oil well, contained or circulating within the Lawrence Wellfield, or being pumped into the ground by a water injection well;

d. “Cistern” shall mean a vessel that receives Brine water by gravity flow from Tanks at a Gathering Facility prior to being pumped to a water injection plant. Cisterns used in the Lawrence Wellfield typically have had a capacity of 90 barrels, but may have a capacity of 300 barrels or more. Cisterns in the Lawrence Wellfield as of November 30, 2006 are listed on Attachment 1 of Appendix B;

e. “Complaint” shall mean the complaint filed by the United States and the State against PennTex and Rex Energy in this action;

f. “Consent Decree” or “Decree” shall mean this Consent Decree, including any and all appendices attached to the Consent Decree;

g. “Date of Lodging” shall mean the date the Consent Decree is filed by the Plaintiffs in the United States District Court for the Southern District of Illinois;

h. “Day” or “Days” shall mean a calendar day or days unless expressly stated to be a working day. In computing any period of time under this Consent Decree, where the last day would fall on a Saturday, Sunday, or federal holiday, the period shall run until the close of business of the next working day;

i. “Decommissioned Gathering Facilities” shall mean the following Gathering Facilities owned and operated by Defendants, as represented on Appendix A and listed on Attachment 2 of Appendix B: (1) the Willey Facility (#8) located at 38.76077º N Lat., 87.78911º W Long., approximately one-half mile west of Petrolia, Illinois; and (2) the J.B. Lewis Facility (#12) located at 38.75189º N Lat., 87.77449º W Long., approximately one-half mile south of Petrolia, Illinois;

j. “Defendants” shall mean PennTex and Rex Energy;

k. “Effective Date” shall mean the date of entry of this Consent Decree by the United States District Court for the Southern District of Illinois after satisfaction of the public notice and comment procedures of 28 C.F.R. § 50.7 and Section 113(g) of the Act, 42 U.S.C. § 7413(g);

l. “Elevated Flare” shall mean a burner and ignitor system, including air-assisted, or steam-assisted, or non-assisted devices, specifically engineered to destroy H2S through burning, which is mounted at the top of a vertical pipe or stack at least 25 feet above ground level or such additional height as may be required to adequately disperse any SO2 and unburned H2S that may be emitted by such flare, as well as address thermal radiation issues;

m. “Floating Cover System” shall mean a geosynthetic non-permeable cover designed to float on the surface of the liquid contents of a reservoir and includes ancillary equipment for rainwater collection and vapor collection;

n. “Fugitive Emissions” shall mean emissions of H2S from the Lawrence Wellfield other than from Elevated Flares;

o. “Gathering Facility” shall mean a facility owned or operated by Defendants for the separation, measurement, storage or treatment of oil well effluent, which may comprise one or more receiver tanks that function as an oil-water separator, stock tanks, Brine water storage tanks, Pits, Cisterns, LACT Units, heater treaters, pipelines, vapor collection and control systems, hoses and other equipment used in the production of oil;

p. “H2S” shall mean hydrogen sulfide;

q. “H2S Ambient Concentration Screening Level” shall mean: (i) 20 parts per billion (“ppb”) maximum fifteen-day average concentration, and (ii) 70 ppb maximum 30-minute average concentration. The H2S Ambient Concentration Screening Level applies only to valid monitoring conducted at a public building or private residence more than fifty feet from, but less than one mile radius from, a Gathering Facility. To qualify as reliable evidence of H2S ambient concentrations for purposes of comparison with the H2S Ambient Concentration Screening Level, any monitoring method and protocol conducted by non-governmental entities must be reviewed and approved by U.S. EPA, in consultation with IEPA, prior to conducting the monitoring;

r. “Hydrocarbon Service” shall mean equipment that contacts fluids with a THC content greater than 10 percent by weight, as determined by a laboratory analysis conducted consistent with recognized industry standards or by engineering judgment. Where U.S. EPA disagrees with the engineering judgment, a laboratory analysis of the fluids shall be performed for the purposes of the determination;

s. “IEPA” shall mean the Illinois Environmental Protection Agency and any successor departments or agencies of the State of Illinois;

t. “Key Gathering Facilities” shall mean the following Gathering Facilities owned and operated by Defendants, as represented on Appendix A and listed on Appendix B, Attachment 2: (1) the Newell Facility (#15) located at 38.71656º N Lat., 87.77051º W Long., approximately one-half mile northwest of Bridgeport, Illinois; (2) the Robins Facility (#14) located at 38.72054º N Lat., 87.76573º W Long., approximately one-half mile north of Bridgeport, Illinois; (3) the Johnson Facility (#13) located at 38.73242º N Lat., 87.76547º W Long., approximately one mile north of Bridgeport, Illinois; (4) the Boyd Facility (#9) located at 38.75956º N Lat., 87.78360º W Long., approximately one-half mile west of Petrolia, Illinois; (5) the Westall Facility (#4 & #5) located at 38.78042º N Lat., 87.77883º W Long., approximately one mile north of Petrolia, Illinois; and (6) the Cummins Facility located at 38.73007º N Lat., 87.77915º W Long., approximately two miles northwest of Bridgeport, Illinois;

u. “LACT Unit” shall mean a Lease Automatic Custody Transfer unit designed for the automatic transfer of ownership of crude or condensate between the buyer and seller. A LACT Unit typically consists of one pump, six valves, and one regulator;

v. “Lawrence Wellfield” shall mean all leases, oil wells, water injection wells, Gathering Facilities, Pits, water injection plants, and associated pipelines, facilities, operations and equipment owned or operated by Defendants in Lawrence County, Illinois;

w. “Leak” shall mean an instrument reading of 10,000 ppm THC or greater;

x. “Other Gathering Facilities” shall mean all Gathering Facilities in the Lawrence Wellfield that are owned and operated by Defendants and are not a Key Gathering Facility or a Decommissioned Gathering Facility, including but not limited to the following Gathering Facilities represented on Appendix A and listed on Appendix B, Attachment 2: (1) the Applegate Facility (#2) located at 38.78249º N Lat., 87.79711º W Long., approximately two miles northwest of Petrolia, Illinois; (2) the Kimmel Facility (#10 & #11) located at 38.73531º N Lat., 87.78588º W Long., approximately two miles northwest of Bridgeport, Illinois; (3) the Thorn Facility (#18) located at 38.69794º N Lat., 87.76751º W Long., approximately one mile southwest of Bridgeport, Illinois; (4) the R.T. Gillespie Facility (#19) located at 38.69721º N Lat., 87.74698º W Long., approximately one mile southeast of Bridgeport, Illinois; (5) the Swail Facility (#20) located at 38.69306º N Lat., 87.74729º W Long., approximately one mile southeast of Bridgeport, Illinois; (6) the R. Gould Facility (#23) located at 38.67703º N Lat., 87.70919º W Long., approximately three miles southeast of Bridgeport, Illinois; (7) the Ryan Facility (#32) located at 38.66108º N Lat., 87.70738º W Long., approximately four miles southeast of Bridgeport, Illinois; (8) the Gee Facility (#30) located at 38.65518º N Lat., 87.73031º W Long., approximately four miles southeast of Bridgeport, Illinois; (9) the Leighty (80 acres) Facility (#31) located at 38.65662º N Lat., 87.71862º W Long., approximately four miles southeast of Bridgeport, Illinois; (10) the Leighty (100 acres) Facility (#33) located at 38.64780º N Lat., 87.70729º W Long., approximately five miles southeast of Bridgeport, Illinois; (11) the T.I. Gould Facility (#35) located at 38.64423º N Lat., 87.71728º W Long., approximately five miles southeast of Bridgeport, Illinois; and (12) the A. Combs facility located at 38.73158º N Lat., 87.78047º W Long., approximately two miles northwest of Bridgeport, Illinois;

y. “Paragraph” shall mean a portion of this Consent Decree identified by an arabic numeral;

z. “Parties” shall mean the United States, the State, and the Defendants;

aa. “PennTex” shall mean PennTex Resources Illinois, Inc., a Delaware corporation, and its successors and assigns;

bb. “Pit” shall mean a large in-ground structure for the temporary or permanent storage of Brine water at a Gathering Facility. Pits in the Lawrence Wellfield as of November 30, 2006, are listed on Attachment 3 of Appendix B;

cc. “Rex Energy” shall mean Rex Energy Operating Corp., a Delaware corporation, and its successors and assigns;

dd. “Section” shall mean a portion of this Consent Decree identified by a roman numeral;

ee. “SO2” shall mean sulfur dioxide;

ff. “State” shall mean the State of Illinois;

gg. “Tank” shall mean a vessel that has received or is receiving or storing either oil, Brine water, or both at a Gathering Facility with a capacity of 100 barrels or more. Tanks in the Lawrence Wellfield as of November 30, 2006, are listed on Attachment 1 of Appendix B;

hh. “Thief Hatch” shall mean an opening in the top of a Tank to allow access for a level measuring device;

ii. “Total Hydrocarbon” or “THC” shall mean volatile organic compounds and other hydrocarbons;

jj. “United States” shall mean the United States of America, acting on behalf of U.S. EPA;

kk. “U.S. EPA” shall mean the United States Environmental Protection Agency and any successor departments or agencies of the United States;

ll. “Vapor Collection Hose” shall mean an impermeable hose used to collect vapors displaced from an oil tanker truck when loading oil from a Tank at a Gathering Facility; and

mm. “Vapor Collection System” shall mean a permanent system of collecting vapors displaced from Tanks, Cisterns, and other stationary vessels associated with handling, processing or storage of liquids entering a Gathering Facility, which prevents any significant discharge of H2S to the atmosphere.

V. PURPOSE

9. The purpose of this Consent Decree is to identify and control possible sources of H2S emissions in the Lawrence Wellfield in a manner that will ensure that ambient levels of H2S do not exceed levels above which adverse effects are likely to occur and otherwise maximizes protection of human health and welfare and the environment. By first controlling most of the known sources less than two miles north and west of Bridgeport and Petrolia, Illinois, the Parties can consider the resulting benefits from these controls before considering the need for controls in parts of the Lawrence Wellfield that are less densely populated. In doing so, the Parties can better evaluate the need for additional controls.

VI. AIR EMISSION CONTROL PROGRAM

A.	Installation of Primary Control Measures at Key Gathering Facilities & Associated Wells

10. By April 30, 2007, concurrent with the compliance date for implementing Primary Control Measures at the Boyd Facility, Defendants shall connect all flowlines from oil wells currently feeding the Decommissioned Gathering Facilities to the Boyd Facility and the Decommissioned Gathering Facilities will be permanently taken out of service.

11. By February 28, 2007, Defendants shall connect no fewer than 350 well casing heads from active oil wells located in and around Bridgeport and Petrolia, Illinois, to flowlines feeding one of the Key Gathering Facilities.

1) By April 30, 2007, Defendants shall install a Vapor Collection System at each of the Key Gathering Facilities to collect and direct vapors to an Elevated Flare. The Vapor Collection System shall meet the following requirements:

a. Be constructed of suitable corrosion-resistant piping, such as fiberglass or PVC;

b. Be designed and installed consistent with API Recommended Practice 12R1; and

c. Include a pressure-only or a pressure-vacuum in-line vent valve, a flame arrestor, or both, meeting the applicable requirements of National Fire Protection Association (“NFPA”) 30 (Flammable and Combustible Liquids Code), NFPA 69 (Standard on Explosion Prevention Systems) and API Recommended Practice 2210 to protect the crude oil in Tanks from ignition sources.

12. By May 31, 2007, Defendants shall construct and begin operating an Elevated Flare to combust all volatile gases collected in the Vapor Collection System at each of the Key Gathering Facilities. Alternatively, Defendants may install micro-turbines or other control technology designed to meet or exceed the destruction efficiency of an Elevated Flare at one or more of the Key Gathering Facilities after approval by U.S. EPA. Each Elevated Flare shall:

a. Be designed to provide a destruction efficiency of at least 98 percent and be operated in accordance with the manufacturer’s specifications and within the allowable range of flows for which it was designed;

b. Be constructed with an exhaust height necessary to meet the H2S Ambient Concentration Screening Level and SO2 National Ambient Air Quality Standard (“NAAQS”) at ground level, as determined by the American Meteorological Society/Environmental Protection Agency Regulatory Model Improvement Committee’s modeling system, AERMOD version 07026, or an exhaust height of twenty-five (25) feet, whichever is greater;

c. Be designed and operated in accordance with API Recommended Practice 521 and API Standard 537;

d. Meet the substantive requirements of 40 C.F.R. § 60.18(b)-(f) (General Control Device Requirements for Flares); and

e. Include a flare knockout drum designed and installed consistent with API standards, a wind shroud, and an auto-ignition system.

13. By January 31, 2007, Defendants shall install new spring-loaded Thief Hatches on all Tanks at the Key Gathering Facilities which are to be operated with a minimum pressure relief setting of 0.862 kPa (2.0 oz/in2) and a minimum vacuum relief setting of 0.172 kPa (0.4 oz/in2).

14. By January 31, 2007, Defendants shall install a sealed Cistern with a variable-flow water transfer pump at each of the Key Gathering Facilities (except the Westall and Cummins

Facilities, due to each facility’s current design). Vapors from the Cisterns will be collected in the Vapor Collection System. The need for additional control measures at the Westall Facility shall be addressed in the Primary Control Measures Report.

15. By January 31, 2007, Defendants shall install a Vapor Collection Hose at each of the Key Gathering Facilities. H2S collected through the Vapor Collection Hose shall be destroyed before venting to the atmosphere.

16. By May 31, 2007, Defendants shall install an Automated Electric Kill System for all active oil wells tied to the Newell, Robins, Johnson and Boyd Gathering Facilities.

17. By January 31, 2007, Defendants shall install a Floating Cover System on the emergency Pits at the Newell and Robins Gathering Facilities. Upon installation of Elevated Flares pursuant to Paragraph 13, gases collected from these Pits will be tied into the Vapor Collection System. The need to install Floating Cover Systems on Pits at other Key Gathering Facilities shall be addressed in the Primary Control Measures Report. The need to install additional Floating Cover Systems and/or Automated Electric Kill Systems will be determined based upon the observed effectiveness of the Floating Cover Systems installed at the Newell and Robins Gathering Facilities, the observed effectiveness of the Automated Electric Kill System, the reported usage of emergency Pits at the Key Gathering Facilities, the results of any valid monitoring or modeling, and all other relevant information.

B.	Initial Testing of Primary Control Measures at Key Gathering Facilities

18. By May 31, 2007, Defendants shall conduct Fugitive Emissions monitoring at the connection between each active well casing head and vapor collection flowline to ensure that the connection does not Leak.

19. By April 30, 2007, Defendants shall conduct Fugitive Emissions monitoring of the Vapor Collection System at each Key Gathering Facility to ensure that Tanks and their associated fittings (including Thief Hatches, pressure-vacuum safety valves, and all other tank fittings), Cisterns, Floating Cover Systems, or Vapor Collection System piping connections do not Leak.

20. By April 30, 2007, Defendants shall conduct initial investigations and Fugitive Emissions monitoring to ensure that the Vapor Collection Hose at each Key Gathering Facility is being properly used when tanker trucks pump oil from a Tank and that the Vapor Collection Hose and connections do not Leak during the transfer.

21. By March 30, 2007, Defendants shall complete air dispersion modeling for the Elevated Flare at each Key Gathering Facility for H2S and SO2, using the American Meteorological Society/Environmental Protection Agency Regulatory Model Improvement Committee’s modeling system, AERMOD version 07026.

22. Defendants shall take prompt and reasonable steps to make minor adjustments or improvements (not involving major capital expenditures) to address any identified problems with performance of the control measures at the Key Gathering Facilities.

C.	Safety and Operability Review/Directed Inspection and Maintenance Requirements

23. By March 30, 2007, Defendants shall prepare a written Safety and Operability Review of the operations at each of the Key Gathering Facilities to identify or document procedures to safely conduct operations in potentially hazardous environments. At a minimum, the Safety and Operability Review shall review system reliability, hazard safeguards, and compliance with 29 C.F.R. § 1910.1000 (Occupational Safety & Health Administration requirements for air contaminants), evaluate the need for personal H2S monitors and other personal protective equipment, and include recommendations for reducing potential exposure of field personnel to H2S.

24. By April 15, 2007, Defendants shall submit a Directed Inspection and Maintenance (“DI&M”) Plan to U.S. EPA and IEPA. The DI&M Plan shall set forth the actions to be taken to maintain the effectiveness of control measures at the Key Gathering Facilities. The DI&M Plan shall apply to all equipment components subject to initial testing in Paragraphs 19, 20 and

21. Fugitive Emissions monitoring shall be done using a portable organic vapor analyzer using Method 21, or such alternative methods that may be shown to provide equivalent or better detection capabilities. Audio-visual-olfactory (“AVO”) monitoring and equipment testing shall be done on the following periodic basis.

a. Beginning July 2, 2007, Defendants shall conduct Fugitive Emissions monitoring for THCs to determine whether there is a Leak from any control measure installed at a Key Gathering Facility.

b. Thief Hatches, pressure-vacuum safety valves, and any other problematic tank fittings on Tanks at each Key Gathering Facility shall be monitored by instrument on a bi-weekly basis.

c. The following components at each Key Gathering Facility shall be monitored by instrument on a quarterly basis:

(1) the connection between each active oil well casing head and the Vapor Collection System;

(2) the connection between each Vapor Collection Hose and tanker truck (during transfer operations);

(3) the connection between each Vapor Collection Hose and the Vapor Collection System;

(4) the connection between each Cistern and the Vapor Collection System;

(5) the connection between each Floating Cover System and the Vapor Collection System; and

(6) each valve in Hydrocarbon Service.

d. The Defendants shall conduct quarterly AVO inspections of each Key Gathering Facility for areas of concern, such as signs of corrosion; abnormal wear; improper operation of Thief Hatches, in-line valves, and flame arrestors; and leaking vessels, valves, or connectors.

e. The Defendants shall conduct quarterly AVO inspections of all unburied Vapor Collection System piping for areas of concern, such as signs of corrosion, abnormal wear, and Leaks.

f. When a Leak or area of concern identified during an AVO inspection or instrument monitoring is detected, a first attempt at repair shall be made no later than 5 calendar days after detection, and the final repair completed within 15 days after detection, unless repairs are not practicable due to extreme weather conditions or without impairing worker safety in which case repair of this equipment shall occur before the end of the next scheduled shutdown, but no later than 60 days after initial detection of the Leak.

25. The DI&M Plan shall describe employee training and manager responsibilities for monitoring and testing equipment and responding to requests for repairs and other actions necessary to maintain the effectiveness of control measures. The DI&M Plan shall include a system that prompts employees and contractors to report incidences of strong odors or other indicia of H2S emissions as part of their regular duties. The DI&M Plan shall include the system that Defendants shall use for keeping records of compliance with the DI&M Plan as set forth in Paragraphs 45 and 46 below. The DI&M Plan shall be updated as needed to maintain the effectiveness of all control measures, but at least once each calendar year.

26. U.S. EPA, in consultation with IEPA, shall review the DI&M Plan submitted by the Defendants, and shall approve the DI&M Plan as submitted or with corrections necessary to maintain the effectiveness of all control measures. If Defendants disagree with U.S. EPA’s corrections to the DI&M Plan, they may dispute U.S. EPA’s corrections pursuant to Section XIII (Dispute Resolution). Defendants shall implement the DI&M Plan upon receipt of written approval by U.S. EPA and after final resolution of any dispute.

D.	Primary Control Measures Report

27. By July 2, 2007, Defendants shall submit a written report to U.S. EPA and IEPA regarding the effectiveness of all control measures installed at the Key Gathering Facilities (“Primary Control Measures Report”). The report shall include the following:

a. Certification that all required control measures have been installed at the Key Gathering Facilities as required in Section VI.A;

b. Certification that initial testing of control measures has been completed as specified in Section VI.B;

c. A summary of the results of initial testing at the Key Gathering Facilities conducted by Defendants in compliance with Section VI.B, any minor adjustments or improvements made to control measures at the Key Gathering Facilities, and the results of operations monitoring or performance testing of each Elevated Flare installed at the Key Gathering Facilities.

d. A copy of the Safety and Operability Review conducted at each Key Gathering Facility; and

e. A list of all complaints of odors or adverse health effects alleged to have been experienced in Lawrence County, Illinois that were received by Defendants and the result of any investigation or response.

28. If the initial testing conducted at the Key Gathering Facilities, pursuant to Section VI.B, identified any potentially significant remaining sources of H2S emissions that could not be controlled with minor adjustments or improvements, the Primary Control Measures Report shall identify all such remaining uncontrolled emission sources and provide either: (i) a description of any further modified or additional control measures that the Defendants propose to install at the Key

Gathering Facilities, along with a proposed installation schedule; or (ii) a proposed justification for taking no additional action to address each remaining uncontrolled source of H2S emissions.

29. If valid monitoring conducted within a one mile radius of a Key Gathering Facility after completion of all control measures pursuant to Section VI.A shows that the H2S Ambient Concentration Screening Level is being exceeded, the Primary Control Measures Report shall include an evaluation of the exceedance(s). The evaluation shall consider the severity, duration and frequency of the exceedance(s), the potential sources of H2S emissions (including sources other than the oil field operations of the Defendants), the current control measures at the Key Gathering Facility, and any other relevant available information, and shall include either: (i) a proposed plan and schedule to further reduce H2S emissions from the Key Gathering Facility to prevent further exceedances of the H2S Ambient Concentration Screening Level; or (ii) an explanation for why Defendants’ activities are not the cause of the H2S Ambient Concentration Screening Level being exceeded or another reason why modified or additional control measures at the Key Gathering Facility are unnecessary to adequately protect human health or welfare, or the environment, and all supporting data.

30. The Primary Control Measures Report shall also offer conclusions and supporting data and analysis concerning:

a. the need for additional Floating Cover Systems on Pits and/or Automated Electric Kill Systems at Key Gathering Facilities;

b. the need for a sealed Cistern with a variable-flow water transfer pump or other additional control measure at the Westall Facility;

c. the cost and relative effectiveness of each Primary Control Measure;

d. the potential for additional reduction in H2S emission levels in and around the Key Gathering Facilities and associated wells with modified or additional control measures; and

e. a recommendation regarding the need for modified or additional control measures at the Key Gathering Facilities and an implementation schedule for any such recommended control measures.

E.	Protocol for Evaluating Need for Modified or Additional Control Measures at Key Gathering Facilities

31. If valid monitoring conducted within a one mile radius of a Key Gathering Facility after completion of all control measures pursuant to Section VI.A shows that the H2S Ambient Concentration Screening Level is not being exceeded, this Consent Decree will not require any modified or additional control measures at that Key Gathering Facility under this subsection.

32. If valid monitoring conducted within a one mile radius of a Key Gathering Facility after completion of all control measures pursuant to Section VI.A shows that the H2S Ambient Concentration Screening Level is being exceeded, or if there is no valid ambient monitoring data for that Key Gathering Facility, then U.S. EPA, after consultation with IEPA, will determine whether any modified or additional control measures are necessary to adequately protect human health and welfare and the environment after consideration of Defendants’ Primary Control Measures Report, the results of any valid monitoring and other investigation performed by U.S. EPA and/or IEPA, and all other relevant factors and information.

33. If U.S. EPA, after consultation with IEPA, gives Defendants written approval of all or any part of any proposed plan and schedule for implementing modified or additional control measures at the Key Gathering Facilities, then Defendants shall implement that U.S. EPA-approved plan as a requirement of this Consent Decree.

34. If U.S. EPA, after consultation with IEPA, disagrees with any portion of Defendants’ conclusions concerning the need for modified or additional control measures at any Key Gathering Facility, then U.S. EPA, in consultation with IEPA, will send the Defendants a written notification describing the modified or additional control measures necessary to adequately protect human health or welfare, or the environment that shall be required at that Key Gathering Facility under this Consent Decree. If Defendants object to any such modified or additional control measures required by U.S. EPA, they may dispute U.S. EPA’s determination pursuant to Section XIII (Dispute Resolution). The Defendants shall implement any modified or additional control measures in accordance with final resolution of the dispute.

F.	Protocol for Evaluating Need for Control Measures at Other Gathering Facilities

35. Within 30 days after submission of the Primary Control Measures Report or the implementation of any modified or additional control measures at the Key Gathering Facilities, whichever is later, the Defendants shall prepare and submit a Secondary Control Measures Report that includes the following information:

a. results of any valid monitoring conducted within a one mile radius of one of the Other Gathering Facilities and identification of any exceedances of the H2S Ambient Concentration Screening Level;

b. results of any valid monitoring at the Other Gathering Facilities for ambient levels or Fugitive Emissions;

c. the potential for significant reduction in H2S emissions from Other Gathering Facilities and associated emission sources;

d. an estimate of the number of persons residing within a one mile radius of every Other Gathering Facility and associated emission sources;

e. the cost and feasibility of installing control measures at the Other Gathering Facilities; and

f. the need for further control measures at the Other Gathering Facilities.

36. If valid monitoring conducted within a one mile radius of one of the Other Gathering Facilities shows that the H2S Ambient Concentration Screening Level is not being exceeded, this Consent Decree will not require any control measures at that Other Gathering Facility under this subsection.

37. If valid monitoring conducted within a one mile radius of one of the Other Gathering Facilities shows that the H2S Ambient Concentration Screening Level is being exceeded, or if there is no valid monitoring data for that Other Gathering Facility, then U.S. EPA, after consultation with IEPA, will determine whether any control measures are necessary to adequately protect human health and welfare and the environment after consideration of Defendants’ Primary and Secondary Control Measures Reports, the results of any valid monitoring and other investigation performed by U.S. EPA and/or IEPA, the impact of the emission source and the potential control measure (i.e., proximity, emission contribution), the technical and practical feasibility of the potential control measures, and all other relevant factors and information.

38. If U.S. EPA, after consultation with IEPA, gives Defendants written approval of all or any part of any proposed plan and schedule for implementing control measures at the Other Gathering Facilities, then Defendants shall implement that U.S. EPA-approved plan as a requirement of this Consent Decree.

39. If U.S. EPA, after consultation with IEPA, disagrees with any portion of Defendants’ conclusions concerning the need for control measures at any Other Gathering Facility, then U.S. EPA, in consultation with IEPA, will send the Defendants a written notification describing the modified or additional control measures necessary to adequately protect human health or welfare, or the environment that shall be required at one or more of the Other Gathering Facilities under this Consent Decree. If Defendants object to any such modified or additional control measures required by U.S. EPA, they may dispute U.S. EPA’s determination pursuant to Section XIII (Dispute Resolution). The Defendants shall implement any control measures in accordance with final resolution of the dispute.

40. Nothing in this Section shall be construed to limit U.S. EPA’s and IEPA’s authority to require performance of further control measures as otherwise provided in this Consent Decree or as otherwise provided by law.

G.	Consideration of H2S Ambient Concentration Monitoring

41. If, at any time after completion of all control measures at the Key Gathering Facilities and prior to the termination of this Consent Decree, valid monitoring conducted within a one mile radius of any Gathering Facility establishes that ambient concentrations of H2S exceeds the H2S Ambient Concentration Screening Level, Defendants shall include an evaluation of the exceedance in the next quarterly report to U.S. EPA and IEPA. The evaluation shall consider the severity, duration and frequency of the exceedance(s), the potential sources of H2S emissions (including sources other than the Defendants’ oil field operations), the current control measures at the Gathering Facility, and any other relevant available information, and shall include either: (i) a proposed plan and schedule to further reduce H2S emissions from the Gathering Facility to prevent further exceedances of the H2S Ambient Concentration Screening Level; or (ii) an explanation for why Defendants’ activities are not the cause of the H2S Ambient Concentration Screening Level being exceeded or another reason why modified or additional control measures at the Gathering Facility are unnecessary to adequately protect human health or welfare, or the environment, and all supporting data.

42. If U.S. EPA, after consultation with IEPA, disagrees with any portion of Defendants’ proposed plan and schedule in any quarterly report of exceedance of the H2S Ambient Concentration Screening Level, then U.S. EPA, in consultation with IEPA, will send the Defendants a written notification describing the plan and schedule to adequately protect human health or welfare, or the environment that shall be required under this Consent Decree. If Defendants object to any such plan or schedule required by U.S. EPA, they may dispute U.S. EPA’s determination pursuant to Section XIII (Dispute Resolution). The Defendants shall implement any control measures in accordance with final resolution of the dispute.

VII. RECORDKEEPING AND REPORTING REQUIREMENTS

43. Where this Consent Decree requires Defendants to prepare, maintain or report certain records or other information, such provision shall apply only to those records and information within Defendants’ possession or control, including the possession or control of Defendants’ contractors and consultants.

44. In addition to the Primary Control Measures Report and the Secondary Control Measures Report, described in Section VI (Air Emission Control Program), Defendants shall submit a quarterly report within thirty (30) days after the end of each calendar-year quarter (i.e., April 30, July 31, October 31, January 31) after the Date of Lodging of this Consent Decree, until termination of this Decree pursuant to Section XXIII, that shall include:

a. the status of the installation of control measures at each Gathering Facility;

b. a list of all complaints of odor or adverse health effects alleged to have been experienced in Lawrence County, Illinois that were received by Defendants in the past quarter;

c. a report of the use of emergency Pits during the past quarter, including the timing of each event, the volume sent to the Pit, duration of the use of the Pit, the cause, and any corrective action taken;

d. a report of the use of the Automated Electric Kill System during the past quarter;

e. the result of any valid monitoring or modeling performed during the quarter;

f. a change of status of any production wells in the Lawrence Wellfield;

g. a report of compliance with the approved DI&M Plan;

h. changes to the DI&M Plan needed to maintain the effectiveness of all control measures at the Gathering Facilities and associated wells; and

i. a report summarizing Leaks or areas of concern identified during AVO inspections or instrument monitoring during the previous quarter, repair attempts made, and, for each piece of equipment not repaired within 15 days, a reason for the delay of repair and the expected date of successful repair of the Leak and/or areas of concern.

45. When a Leak or area of concern is identified during an AVO inspection or instrument monitoring conducted pursuant to the DI&M Plan, the following information shall be recorded:

a. unique equipment identifier;

b. name of person identifying Leak;

c. the date the Leak was detected and the dates of each attempt to repair the Leak;

d. repair methods applied in each attempt to repair the Leak;

e. the concentration detected by instrument reading, if applicable; and

f. the reason for any delay in repairing the Leak if the Leak is not repaired within fifteen (15) days of detection.

46. If Defendants violate any requirement of this Consent Decree, Defendants shall notify the United States of such violation and its likely duration in writing within ten (10) working days of the day Defendants first becomes aware of the violation, with an explanation of the violation’s likely cause and of the remedial steps taken, and/or to be taken, to prevent or minimize such violation. If the cause of a violation cannot be fully explained at the time the report is due, Defendants shall include a statement to that effect in the report. Defendants shall immediately investigate to determine the cause of the violation and then shall submit an amendment to the report, including a full explanation of the cause of the violation, within thirty (30) days of the day Defendants becomes aware of the cause of the violation. Leaks detected pursuant to the inspection and monitoring requirements of Paragraphs 19 through 21 or the DI&M Plan shall not be separately reportable under this paragraph, but shall be reported in accordance with Paragraphs 45 and 46.

47. All reports shall be submitted to the persons designated in Section XIX (Notices and Submissions).

2) The reporting requirements of this Consent Decree do not relieve Defendants of any reporting obligations required by the Clean Air Act or implementing regulations, or by any other federal, state, or local law, regulation, or requirement.

48. Any information provided pursuant to this Consent Decree may be used by the United States in any proceeding to enforce the provisions of this Consent Decree and as otherwise permitted by law.

VIII. DOCUMENT CERTIFICATION

49. Any report or other document submitted by the Defendants pursuant to this Consent Decree which makes any representation concerning the Defendants’ compliance or noncompliance with any requirement of this Consent Decree shall be certified by a “responsible employee or official” of the Defendants. The term “responsible employee or official” shall mean: a president, secretary, treasurer, or vice-president of the corporation in charge of a principal business function, any other person who performs similar policy or decision-making functions for the corporation, or an employee having overall responsibility for environmental matters for the Defendant(s).

50. The certification required by Paragraph 51, above, shall be in the following form:

I certify under penalty of law that I have examined and am familiar with the information submitted in this document and all attachments and that this document and its attachments were prepared under my direction or supervision in a manner designed to ensure that qualified and knowledgeable personnel properly gather and present the information contained therein. I further certify, based on my inquiry of those individuals immediately responsible for obtaining the information, that I believe that the information is true, accurate and complete. I am aware that there are significant penalties for submitting false information, including the possibility of fines and imprisonment.

Signature:
Name:
Title:
Date:

IX. RECORD RETENTION

51. The Defendants shall preserve and maintain for a minimum of five (5) years following termination of this Consent Decree at least one legible copy of all documents (excluding non-final drafts) and information, including raw data, required to be prepared or recorded under this Consent Decree, together with documentation of the research and data used to generate such documents or information, unless other regulations require the records to be maintained longer.

52. The Defendants shall acquire and retain copies of all documents they are required to maintain under Paragraph 53 that are in the possession of its employees, agents, accountants, contractors, or attorneys (should it not have possession of a copy of such documents).

53. After the five (5) year retention period and ninety (90) days before any document or information is destroyed, the Defendants shall notify U.S. EPA and IEPA that such documents and information are available to U.S. EPA and IEPA for inspection, and, upon request, shall provide the originals or (at the Defendants’ election and at no extra cost to U.S. EPA and IEPA) copies of such documents and information to U.S. EPA and IEPA. Notification shall be in writing and shall reference the Effective Date, caption, and docket number of this Consent Decree and shall be addressed to Compliance Tracker, Air Enforcement & Compliance Assurance Branch, Air and Radiation Division of U.S. EPA Region 5. In addition, the Defendants shall provide documents and information retained under this Section at any time before expiration of the five (5) year retention period at the written request of U.S. EPA or IEPA.

X. RIGHT OF ENTRY & DATA AVAILABILITY

54. The United States and the State, and their respective representatives, including attorneys, contractors, and consultants, shall have the right of entry to any facility covered by this Consent Decree, at all reasonable times, upon presentation of credentials to:

a. monitor the progress of activities required under this Consent Decree;

b. verify any data or information submitted to the United States or the State in accordance with the terms of this Consent Decree;

c. conduct independent ambient air or emissions monitoring;

d. obtain data or information concerning the efficacy or performance of control measures or other equipment at Gathering Facilities;

e. obtain samples and, upon request, splits of any samples taken by Defendants or its representative, contractors, or consultants;

f. review records and documents in the possession or control of the Defendants that are required to be created or maintained pursuant to the Consent Decree or that relate to the purposes set forth in subparagraphs a, b or c above, subject to the provisions of Paragraph 58; and

g. assess Defendants’ compliance with this Consent Decree.

55. This Consent Decree in no way limits or affects any right of entry and inspection held by the United States or the State pursuant to applicable federal or state laws, regulations, or permits.

56. All records and documents described in Paragraph 56(d) above shall be made available to U.S. EPA and IEPA upon request, at the PennTex offices located in Bridgeport, Illinois, unless the Defendants, subject to the limitations of Paragraph 59 below, assert a claim that such documents are legally privileged from disclosure. The Defendants shall have the burden of demonstrating that such privilege exists.

57. No claim of confidentiality or privilege shall be made with respect to any data, (including, but not limited to, all analytical, monitoring, scientific, chemical, or engineering data), or with respect to any documents and information, including raw data, required to be prepared or recorded under this Consent Decree, together with documentation of the research and data used to generate such documents or information.

XI. STIPULATED PENALTIES

58. The Defendants shall be liable for Stipulated Penalties to the United States and the State for violations of this Consent Decree as specified below, unless excused under Section XII (Force Majeure) and subject to the dispute resolution provisions of Section XIII (Dispute Resolution). Where stipulated penalties are due to both the United States and the State, 50% of the total amount due shall be paid to the United States and 50% to the State. A violation includes failing to perform any obligation required by the terms of this Consent Decree, including any plan or schedule approved under this Consent Decree, according to all applicable requirements of this Consent Decree and within the specified time schedules established by or approved under this Consent Decree.

a. Failure to comply with any requirement to install any Primary Control Measure under Section VI.A of this Consent Decree:

(1) $1,500 per day, per violation, for the 1st through 7th day of violation;

(2) $2,000 per day, per violation, for the 8th through 14th day of the violation; and

(3) $2,500 per day, per violation, for the 15th and subsequent day of the violation.

b. Failure to comply with any requirement to perform any initial testing under Section VI.B of this Consent Decree:

(1) $1,000 per day, per violation, for the 1st through 7th day of violation;

(2) $1,500 per day, per violation, for the 8th through 14th day of the violation; and

(3) $2,000 per day, per violation, for the 15th and subsequent day of the violation.

c. Failure to fulfill any requirement under an approved DI&M Plan, as required by Section VI.C of this Consent Decree:

(1) $1,000 per day, per violation, for the 1st through 7th day of violation;

(2) $1,500 per day, per violation, for the 8th through 14th day of the violation; and

(3) $2,500 per day, per violation, for the 15th and subsequent day of the violation.

d. Failure to submit a DI&M Plan, a Primary Control Measures Report, or a Secondary Control Measures Report under Sections VI.C, VI.D and VI.F of this Consent Decree:

(1) $1,000 per day, per violation, for the 1st through 7th day of violation;

(2) $1,500 per day, per violation, for the 8th through 14th day of the violation; and

(3) $2,500 per day, per violation, for the 15th and subsequent day of the violation.

e. Failure to submit any Quarterly Report as required by Section VII of this Consent Decree:

(1) $1,000 per day, per violation, for the 1st through 7th day of violation;

(2) $1,500 per day, per violation, for the 8th through 14th day of the violation; and

(3) $2,500 per day, per violation, for the 15th and subsequent day of the violation.

59. Penalties shall begin to accrue on the day after the complete performance is due or the day a violation occurs, and shall continue to accrue through the final day of correction of the violation or completion of the activity. Stipulated penalties shall be due within forty-five (45) days of receipt of a demand letter from U.S. EPA or IEPA, unless the Defendants initiate dispute resolution in accordance with Section XIII (Dispute Resolution). Nothing herein shall prevent the simultaneous accrual of separate stipulated penalties for separate violations of this Consent Decree, even where those violations concern the same event (e.g., submission of a written submittal that is late and is of unacceptable quality).

60. Stipulated Penalties shall continue to accrue as provided in Paragraph 61, above, during any Dispute Resolution, with interest on accrued penalties payable and calculated at the rate established by the Secretary of the Treasury, pursuant to 28 U.S.C. § 1961, but need not be paid until the following:

a. If the dispute is resolved by agreement or by an U.S. EPA decision that is not appealed to the Court, the Defendants shall pay accrued penalties determined to be owing, together with interest, to the United States and the State within thirty (30) days of the effective date of the agreement or the receipt of U.S. EPA’s determination;

b. If the dispute is appealed to the Court and the United States and/or the State prevail in whole or in part, the Defendants shall pay all accrued penalties determined by the Court to be owing, together with interest, within sixty (60) days of receiving the Court’s decision or order, except as provided in Subparagraph c, below;

c. If any Party appeals the District Court’s decision, the Defendants shall pay all accrued penalties determined to be owing, together with interest, within thirty (30) days of receiving the final appellate court decision.

61. If the Defendants fail to pay Stipulated Penalties according to the terms of this Consent Decree, the Defendants shall be liable for interest on such penalties, as provided for in 28 U.S.C. § 1961, accruing from the date payment became due until full payment is made.

62. The Defendants shall pay stipulated penalties due under this Consent Decree to the United States by Fed Wire Electronic Funds Transfer (“EFT”) to the Department of Justice Lockbox Bank, in accordance with specific instructions to be provided to the

Defendant by the United States Attorney’s Office, Financial Litigation Unit, and shall reference DOJ Case No. 90-5-2-1-08915 and the Civil Action Number assigned to this case by the United States District Court, Southern District of Illinois. The costs of such electronic funds transfer shall be the responsibility of the Defendants. Payment to the United States may also be made by cashier’s check or certified check payable to the Treasurer of the United States and mailed to the United States Attorney’s Office for the Southern District of Illinois. A transmittal letter shall accompany each payment that indicates that the payment is for stipulated penalties, states the basis for the payment of stipulated penalties, and references the case name and civil action number, DOJ Case No. 90-5-2-1-08915, and the name and address of the party making payment. The Defendants shall send simultaneous notices of such payments, including copies of the money order, certified check, company check, electronic funds transfer, or cashier’s check to the United States and U.S. EPA at the addresses set forth in Section XIX (Notices and Submissions).

63. The Defendants shall pay stipulated penalties due under this Consent Decree to the State by check payable to the Illinois EPA for deposit into the Illinois Environmental Protection Trust Fund and delivered to: Illinois Environmental Protection Agency, Fiscal Services, 1021 North Grand Avenue East, P.O. Box 19276, Springfield, Illinois 62794-9276. A transmittal letter shall accompany each payment that indicates that the payment is for stipulated penalties, states the basis for the payment of stipulated penalties, and references the case name and civil action number, and the name and address of the party making payment. The Defendants shall send simultaneous notices of such payments, including copies of the check to the State and IEPA at the addresses set forth in Section XIX (Notices and Submissions).

64. Subject to the provisions of Section XV of this Consent Decree (Covenants Not to Sue by Plaintiffs), the Stipulated Penalties provided for in this Consent Decree shall be in addition to any other rights, remedies, or sanctions available to the United States and the State for the Defendants’ violation of this Consent Decree or applicable law.

65.	No payments under this Section shall be deducted for federal tax purposes.

66. Notwithstanding any other provision of this Section, U.S. EPA and IEPA may, in their unreviewable discretion, waive any portion of stipulated penalties that have accrued pursuant to this Consent Decree.

XII. FORCE MAJEURE

67. “Force majeure,” for purposes of this Consent Decree, is defined as any event arising from causes beyond the control of Defendants, its contractors, or any entity controlled by Defendants that delays or prevents the performance of any obligation under this Consent Decree despite Defendants’ best efforts to fulfill the obligation. “Best efforts” include using best efforts to anticipate any potential force majeure event and to address the effects of any such event (a) as it is occurring and (b) after it has occurred, such that the delay is minimized to the greatest extent possible. “Force Majeure” does not include Defendants’ financial inability to perform any obligation under this Consent Decree.

68. If any event occurs or has occurred that may delay the performance of any obligation under this Consent Decree, as to which Defendants intend to assert a claim of force majeure, Defendants shall provide notice in writing, as provided in Section XIX of this Consent Decree (Notices and Submissions), within ten (10) days of the time Defendants first knew of, or by the exercise of due diligence should have known of, the event. Such notification shall include an explanation and description of the reasons for the delay; the anticipated duration of the delay; a description of all actions taken or to be taken to prevent or minimize the delay; a schedule for implementation of any measures to be taken to prevent or mitigate the delay or the effect of the delay; and Defendants’ rationale for attributing such delay to a force majeure event. Failure to comply with the above requirements shall preclude Defendants from asserting any claim of force majeure. Defendants shall be deemed to know of any circumstance of which Defendants, its contractors, or any entity controlled by Defendants knew or should have known.

69. Defendants shall have the burden of proving, by a preponderance of the evidence, that each event described in the preceding Paragraph was a force majeure event; that Defendants gave the notice required by the preceding Paragraph; that Defendants used best efforts to prevent or minimize any delay caused by the event; and that any period of delay it claims was attributable to the force majeure event was caused by that event.

70. If the United States, after consultation with the State, agrees that Defendants could not have prevented or mitigated any delay, or anticipated delay, attributable to a force majeure event by the exercise of best efforts, the Parties shall stipulate to an extension of time for Defendants’ performance of the affected compliance requirement by a period not exceeding the delay actually caused by such event. In such circumstances, the appropriate modification shall be made pursuant to Section XXII of this Consent Decree (Modifications), where the modification is to a term of this Consent Decree. In the event the Parties cannot agree, the matter shall be resolved in accordance with Section XIII of this Consent Decree (Dispute Resolution). An extension of time for performance of the obligations affected by a force majeure event shall not, of itself, extend the time for performance of any other obligation.

XIII. DISPUTE RESOLUTION

71. Unless otherwise expressly provided for in this Consent Decree, the dispute resolution procedures of this Section shall be the exclusive mechanism to resolve disputes arising under or with respect to this Consent Decree. However, such procedures shall not apply to actions by the United States or the State to enforce obligations of the Defendants that have not been disputed in accordance with this Section, and do not limit the right of the United States or the State to bring an action for emergency injunctive relief as set forth in Paragraph 83.

72. Informal Dispute Resolution. Any dispute which arises under or with respect to this Consent Decree shall first be the subject of informal negotiations. The period of informal negotiations shall not exceed (twenty) 20 days from the time Defendants send the United States and the State a written Notice of Dispute in accordance with Section XIX of this Consent Decree (Notices and Submissions), unless that period is modified by written agreement. Such Notice of Dispute shall state clearly the matter in dispute. The failure to submit a Notice of Dispute within ten (10) days from the date upon which the issue in dispute first arises waives Defendants’ right to invoke dispute resolution under this Section.

73. Formal Dispute Resolution.

a. If the Parties cannot resolve a dispute by informal negotiations pursuant to the preceding Paragraph, then the position advanced by the United States shall be considered binding unless, within 60 days after the conclusion of the informal negotiation period, Defendants invoke formal dispute resolution procedures by serving on the United States and the State, in accordance with Section XIX of this Consent Decree (Notices and Submissions), a written Statement of Position on the matter in dispute, including any supporting factual data, analysis, opinion, or documentation, together with a statement indicating whether formal dispute resolution should proceed upon the administrative record.

b. Within 60 days after receipt of Defendants’ Statement of Position, the United States, after consulting with the State, will serve on Defendants its Statement of Position, including any supporting factual data, analysis, opinion or documentation, together with a statement indicating whether formal dispute resolution should proceed upon the administrative record. Within 14 days after receipt of the United States’ Statement of Position, Defendants may submit a Reply.

c. If there is disagreement as to whether dispute resolution should proceed upon the administrative record, the Parties shall follow the procedures determined by the United States to be applicable. However, if Defendants ultimately appeal to the Court to resolve the dispute, the Court shall determine the applicable standard and scope of review, in accordance with Paragraph 76(c), below.

d. An administrative record of the dispute shall be maintained by U.S. EPA and shall contain all statements of position, including supporting documentation, submitted pursuant to this Section. That record, together with other appropriate records maintained by U.S. EPA or submitted by Defendants, shall constitute the administrative record upon which the matter in dispute is to be resolved, when such resolution proceeds on the administrative record under this Section.

74. Resolution of Disputes.

a. The Director of the Air and Radiation Division, U.S. EPA Region 5, will issue a final decision resolving the matter in dispute. Where the dispute pertains to the performance of the Air Emission Control Program under Section VI of this Consent Decree, or is otherwise accorded review on the administrative record under applicable principles of administrative law, the decision shall be upon the administrative record maintained by U.S. EPA pursuant to Paragraph 75(d), above. The decision of the Air Division Director shall be binding upon Defendants, subject only to the right to seek judicial review, in accordance with Subparagraph b, below.

b. The decision issued by U.S. EPA under Subparagraph a, above, shall be reviewable by this Court upon a motion filed by Defendants and served upon the United States and the State within thirty (30) days of receipt of U.S. EPA’s decision. In addition to containing the supporting factual data, analysis, opinion, and documentation upon which Defendants rely, the motion shall describe the history of the matter in dispute, the relief requested, and any schedule within which the dispute must be resolved for orderly implementation of the Consent Decree, as well as Defendants’ position on whether the dispute should be resolved on the administrative record.

c. In any judicial proceeding pursuant to Subparagraph b, above, that concerns the performance of the Air Emission Control Program under Section VI of this Consent Decree, or that is otherwise accorded review on the administrative record under applicable principles of administrative law, Defendants shall have the burden of demonstrating that the decision of the Air and Radiation Division Director is arbitrary and capricious or otherwise not in accordance with law. Judicial review of such decision shall be on the administrative record compiled in accordance with Paragraph 75(d), above. Judicial review for all other disputes shall be governed by applicable principles of law.

75. The invocation of dispute resolution procedures under this Section shall not extend, postpone, or affect in any way any obligation of Defendants under this Consent Decree, not directly in dispute, unless the United States or the Court agrees otherwise. Stipulated penalties with respect to the disputed matter shall continue to accrue from the first day of noncompliance, but payment shall be stayed pending resolution of the dispute as provided in Paragraph 62, above. In the event that Defendants do not prevail on the disputed issue, stipulated penalties shall be assessed and paid as provided in Section XI (Stipulated Penalties).

XIV. COMPLIANCE WITH OTHER LEGAL REQUIREMENTS

76. The Defendants shall perform all actions required pursuant to this Consent Decree in accordance with all applicable local, state, and federal laws and regulations. The Defendants shall obtain or cause their representatives to obtain all permits and approvals necessary under such laws and regulations in a timely manner so as not to delay the Work required by this Consent Decree.

77. The United States does not, by its consent to the entry of this Consent Decree, warrant or aver in any manner that Defendants’ compliance with any aspect of this Consent Decree will result in compliance with provisions of the Act, 42 U.S.C. § 7401 et seq. Notwithstanding the United States’ review and approval of any documents submitted to it by Defendants pursuant to this Consent Decree, Defendants shall remain solely responsible for compliance with the terms of the Act and this Consent Decree.

XV. COVENANTS NOT TO SUE BY THE PLAINTIFFS

78. Covenants Not To Sue By The United States. In consideration of the actions that will be performed by the Defendants under the terms of the Consent Decree, and except as specifically provided in the Reservation of Rights below, the

United States covenants not to sue or to take administrative action against the Defendants pursuant to Section 303 of the Clean Air Act for airborne emissions of hydrogen sulfide from the Lawrence Wellfield before the Date of Lodging. These covenants shall take effect upon the Effective Date of this Consent Decree, but are conditioned upon the satisfactory performance by Defendants of their obligations under this Consent Decree. These covenants extend only to the Defendants and do not extend to any other person.

79. Covenants Not To Sue By The State. In consideration of the actions that will be performed by the Defendants under the terms of the Consent Decree, and except as specifically provided in the Reservation of Rights below, the State covenants not to sue or to take administrative action against the Defendants pursuant to 415 ILCS 5/42(e) for airborne emissions of hydrogen sulfide from the Lawrence Wellfield before the Date of Lodging. These covenants shall take effect upon the Effective Date of this Consent Decree, but are conditioned upon the satisfactory performance by Defendants of their obligations under this Consent Decree. These covenants extend only to the Defendants and do not extend to any other person.

XVI. RESERVATION OF RIGHTS

80. The United States and the State reserve all legal and equitable remedies to enforce the provisions of this Consent Decree and the Defendants reserve all legal and equitable defenses thereto.

81. Except as expressly provided herein, this Consent Decree shall not be construed as a covenant not to sue, release, waiver, or limitation of any rights, remedies, powers, claims and/or authorities, civil or criminal, which U.S. EPA or IEPA may have under the Clean Air Act, or any other statutory, regulatory, or common law authority of the United States or the State (hereinafter, “rights”), and except as expressly specified herein, the Defendants reserve all legal and equitable defenses thereto. Regardless of the Defendants’ compliance with this Consent Decree, these rights include, but are not limited to: (a) the United States’ authority to issue orders or to assert new claims or bring suit pursuant to Section 303 of the Clean Air Act for any matters not covered by the United States’ Covenants Not To Sue in Section XV, including for airborne emissions of hydrogen sulfide from the Lawrence Wellfield after the Date of Lodging; and (b) the States’ authority to issue orders or to assert new claims or bring suit pursuant to 415 ILCS 5/42(e) for any matters not covered by the State’s Covenants Not To Sue in Section XV, including for airborne emissions of hydrogen sulfide from the Lawrence Wellfield after the Date of Lodging.

82. In any subsequent administrative or judicial proceeding initiated by the United States or the State for injunctive relief or civil penalties related to the Lawrence Wellfield, the

Defendants shall not assert, and may not maintain, any defense or claim based upon the principles of waiver, res judicata, collateral estoppel, issue preclusion, claim preclusion, or claim-splitting, or any other defense based upon the contention that the claims raised by the United States or the State in the subsequent proceeding were or should have been brought in the instant case.

83. This Consent Decree shall not be construed to prevent or limit the rights of the United States to obtain penalties or injunctive relief under the Act, or under other federal or state laws, regulations, or permit conditions, except as expressly specified herein.

84. Nothing in this Consent Decree is intended to or shall be construed to resolve (a) violations of any provision of any federal, state, or local law, statute, regulation, rule, ordinance or permit that are not alleged in the Complaint in this action; or (b) any criminal liability.

85. Defendants are responsible for achieving and maintaining complete compliance with all applicable federal, state and local laws, regulations, and permits; and Defendants’ compliance with this Consent Decree shall be no defense to any action commenced pursuant to said laws, regulations, or permits.

86. This Consent Decree does not limit or affect the rights of the Defendants or of the United States or the State against third parties not a party to this Consent Decree, nor does it limit the rights of third parties not a party to this Consent Decree against the Defendants, except as otherwise provided by law.

87. This Consent Decree shall not be construed to create rights in, or grant any cause of action to, any third party not party to this Consent Decree.

XVII. COSTS

88. The Parties shall each bear their own costs of litigation of this action, including attorneys fees.

XVIII. INDEMNIFICATION

89. The Defendants agree to indemnify, save, and hold harmless the United States and the State, their officials, agents, contractors, employees, and representatives from any and all claims or causes of action: (a) arising from, or on account of, acts or omissions of the Defendants, the Defendants’ directors, officers, employees, agents, successors, assigns, heirs, trustees, receivers, contractors, or consultants in carrying out actions pursuant to this Consent Decree; and (b) for damages or reimbursement arising from or on account of any contract, agreement, or arrangement between the Defendants and any persons for performance of work on or relating to the Lawrence Wellfield, including claims on account of construction delays.

XIX. NOTICES AND SUBMISSIONS

90. Unless otherwise specified herein, whenever notifications, submissions, or communications are required by this Consent Decree, they shall be made in writing and addressed as follows:

To the United States:

Chief, Environmental Enforcement Section

Environment and Natural Resources Division

U.S. Department of Justice

Box 7611 Ben Franklin Station

Washington, D.C. 20044-7611

Re:	DOJ No. 90-5-2-1-08915

and

Compliance Tracker

U.S. Environmental Protection Agency

Region 5

77 West Jackson Blvd.

Mail Code: AE-17J

Chicago, IL 60604

To the State of Illinois:

Thomas Davis

Office of the Attorney General

Environmental Bureau

500 South Second Street

Springfield, IL 62706

and

Compliance Section Manager

Illinois Environmental Protection Agency

Bureau of Air

1021 North Grand Avenue East

P.O. Box 19276

Springfield, IL 62794-9276

To Defendants:

Christopher K. Hulburt

Executive Vice President & General Counsel

Rex Energy Operating Corp.

1975 Waddle Road

State College, PA 16803

with copies to:

Patricia Finn Braddock

Fulbright & Jaworski L.L.P.

600 Congress Avenue, Suite 2400

Austin, Texas 78701-2978

91. Notices submitted pursuant to this Section shall be deemed effective upon receipt, unless otherwise provided in this Consent Decree or by mutual agreement of the Parties in writing.

XX. EFFECTIVE DATE

92. The Effective Date of this Consent Decree shall be the date upon which this Consent Decree is entered by the Court, provided, however, that the Defendants hereby agree that they shall be bound upon the Date of Lodging to comply with obligations of the Defendants specified in this Consent Decree as accruing on or before the Date of Lodging. In the event the Plaintiffs withdraw or withhold consent to this Consent Decree before entry, or the Court declines to enter the Consent Decree, then the preceding requirement to comply with requirements of this Consent Decree upon the Date of Lodging shall terminate.

XXI. RETENTION OF JURISDICTION

93. This Court retains jurisdiction over both the subject matter of this Consent Decree and the Defendants for the duration of the performance of the terms and provisions of this Consent Decree in order to enable either Plaintiffs or Defendants to apply to the Court at any time for such further order, direction, and relief as may be necessary or appropriate for the construction or modification of this Consent Decree, or to effectuate or enforce compliance with its terms, or to resolve disputes in accordance with Section XIII (Dispute Resolution) hereof.

XXII. MODIFICATIONS

94. Non-material modifications to this Consent Decree shall be in writing and shall be effective when signed by U.S. EPA, after consultation with IEPA, and the Defendants. The United States will file non-material modifications with the Court. Material modifications to this Consent Decree shall be in writing, signed by the United States, the State, and the Defendants, and shall be effective upon approval by the Court. Nothing in this Consent Decree shall be deemed to alter the Court’s power to enforce, supervise, or approve modifications to this Consent Decree.

XXIII. CONSENT DECREE TERMINATION

95. This Consent Decree shall be subject to termination upon motion by either Plaintiffs or Defendants after the Defendants have: (a) paid all stipulated penalties, if any, due under Section XI (Stipulated Penalties); and (b) two years after (1) satisfying all requirements imposed by Section VI of this Consent Decree and any disputes arising therefrom, (2) complying with all requirements of the U.S. EPA-approved DI&M Plan, and

(3) implementing any controls required in response to exceedances of the H2S Ambient Concentration Screening Level under Section VI.G. Termination of this Consent Decree shall not terminate the Defendants’ obligation to comply with Sections IX (Record Retention) and XVIII (Indemnification).

96. In the event that the Defendants seek to terminate this Consent Decree, they shall submit a Request For Termination to the Plaintiffs stating that they have satisfied all requirements in Paragraph 97, together with all necessary supporting documentation, including, but not limited to, a summary of the implementation, findings, results, and current status, as applicable. After the Plaintiffs’ receipt of the Defendants’ Request for Termination, the Parties shall confer informally for a period of at least sixty (60) days concerning the Request and any disagreement that the Parties may have as to whether the Defendants have satisfactorily complied with the requirements for termination of this Consent Decree, unless agreement is reached over a shorter period of time that there has been satisfactory compliance with the Consent Decree requirements. If the United States and the State agree that the Consent Decree may be terminated, the Parties shall submit, for the Court’s approval, an agreed motion or joint stipulation addressing termination of the Consent Decree. If the United States and the State do not agree that the Consent Decree may be terminated, the Defendants may, by motion to the Court, seek termination of this Consent

Decree. However, the Defendants shall not file a motion seeking termination of this Consent Decree until at least sixty (60) days after service of their Request for Termination, unless authorized to do so in writing by the United States and the State.

XXIV. PUBLIC PARTICIPATION

97. This Consent Decree shall be lodged with the Court for a period of not less than thirty (30) days for public notice and comment in accordance with 42 U.S.C. § 7413(g) and 28 C.F.R. § 50.7. The United States reserves the right to withdraw or withhold its consent if the comments regarding the Consent Decree disclose facts or considerations indicating that the Consent Decree is inappropriate, improper, or inadequate. Defendants consent to entry of this Consent Decree without further notice.

98. If for any reason the Court should decline to approve this Consent Decree in the form presented, this agreement is voidable at the sole discretion of either Plaintiffs or Defendants and the terms of the agreement may not be used as evidence in any litigation between the Parties.

XXV. SERVICE

99. Defendants hereby agree to accept service of process by mail upon the persons identified in Section XIX (Notices and Submissions) with respect to all matters arising under or relating to this Consent Decree and to waive the formal service requirements set forth in Rule 4 of the Federal Rules of Civil Procedure and any applicable Local Rules of this Court including, but not limited to, service of a summons. The Parties agree that the Defendants need not file answers to the Complaint in this action unless and until the Court expressly declines to enter this Consent Decree.

XXVI. SIGNATORIES

100. Each undersigned representative of the Defendants, the undersigned delegate of the United States Attorney General, and the undersigned representative of the State certifies that he or she is fully authorized to enter into the terms and conditions of this Consent Decree and to execute and legally bind the Party he or she represents to this document.

101. This Consent Decree may be signed in counterparts, and such counterpart signature pages shall be given full force and effect.

102. Defendants hereby agree not to oppose entry of this Consent Decree by the Court or to challenge any provision of the Decree, unless the United States, after consultation with the State, has notified Defendants in writing that it no longer supports entry of the Decree.

XXVII. INTEGRATION

103. This Consent Decree and its Appendices constitute the final, complete, and exclusive agreement and understanding among the Parties with respect to the settlement embodied in the Decree and supersedes all prior agreements and understandings, whether oral or written. Other than the Appendices, which are attached to and incorporated in this Decree, no other document, nor any representation, inducement, agreement, understanding, or promise, constitutes any part of this Decree or the settlement it represents, nor shall it be used in construing the terms of this Decree.

104. The following appendices are attached to and incorporated into this Consent Decree:

“Appendix A” is a map of the Lawrence Wellfield Gathering Facilities and Active Wells; and

“Appendix B” is a list of Gathering Facilities, Tanks, Pits, Cisterns and wells in the Lawrence Wellfield as of November 30, 2006.

XXVIII. FINAL JUDGMENT

105. Upon approval and entry of this Consent Decree by the Court, this Consent Decree shall constitute a final judgment between and among the United States, the State, and the Defendants, under Fed. R. Civ. P. Rules 54 and 58.

Dated and entered this      day of                     , 2007

UNITED STATES DISTRICT JUDGE

THE UNDERSIGNED PARTY enters into this Consent Decree in:

United States and State of Illinois v. PennTex Resources Illinois, Inc. and Rex Energy Operating Corp. (S.D. Ill.)

FOR THE UNITED STATES OF AMERICA

/s/ John C. Cruden (with consent)
JOHN C. CRUDEN
Deputy Assistant Attorney General
Environment and Natural Resources Division
U.S. Department of Justice Washington, DC 20530

Date: April 4, 2007	/s/ Michael J. Zoeller
MICHAEL J. ZOELLER
Trial Attorney
Environmental Enforcement Section Environment and Natural Resources Division U.S. Department of Justice P.O. Box 7611 Washington, DC 20044-7611

RANDY G. MASSEY
United States Attorney

/s/ Liam E. Coonan (with consent)
LIAM E. COONAN
Assistant United States Attorney
Chief, Civil Division
Office of the United States Attorney for the Southern District of Illinois Nine Executive Drive Fairview Heights, IL 62208

THE UNDERSIGNED PARTY enters into this Consent Decree in:

United States and State of Illinois v. PennTex Resources Illinois, Inc. and Rex Energy Operating Corp. (S.D. Ill.)

FOR THE U.S. ENVIRONMENTAL PROTECTION AGENCY

/s/ Grant Y. Nakayama (with consent)
GRANTA Y. NAKAYAMA
Assistant Administrator for Enforcement and Compliance Assurance United States Environmental Protection Agency 1200 Pennsylvania Avenue, N.W. Washington, DC 20460

/s/ Adam M. Kushner (with consent)
ADAM M. KUSHNER
Director, Air Enforcement Division
Office of Enforcement and Compliance Assurance United States Environmental Protection Agency 1200 Pennsylvania Avenue, N.W. Washington, DC 20460

THE UNDERSIGNED PARTY enters into this Consent Decree in:

United States and State of Illinois v. PennTex Resources Illinois, Inc. and Rex Energy Operating Corp. (S.D. Ill.)

FOR THE U.S. ENVIRONMENTAL PROTECTION AGENCY:

/s/ Mary A. Gade (with consent)
MARY A. GADE
Regional Administrator
United States Environmental Protection Agency, Region 5 77 W. Jackson Blvd Chicago, IL 60604

/s/ Robert A. Kaplan (with consent)
ROBERT A. KAPLAN
Acting Regional Counsel
United States Environmental Protection Agency, Region 5 77 W. Jackson Blvd. Chicago, IL 60604

/s/ Mary T. McAuliffe (with consent)
MARY T. McAULIFFE
Associate Regional Counsel
United States Environmental Protection Agency, Region 5 77 W. Jackson Blvd. Chicago, IL 60604

THE UNDERSIGNED PARTY enters into this Consent Decree in:

United States and State of Illinois v. PennTex Resources Illinois, Inc. and Rex Energy Operating Corp. (S.D. Ill.)

FOR THE PEOPLE OF THE STATE OF ILLINOIS ex rel. LISA MADIGAN, Attorney General of the State of Illinois

MATTHEW J. DUNN, Chief Environmental Enforcement/Asbestos Litigation Division

/s/ Thomas Davis (with consent)
THOMAS DAVIS, Chief Environmental Bureau Assistant Attorney General 500 South Second Street Springfield, IL 62706

FOR THE ILLINOIS ENVIRONMENTAL PROTECTION AGENCY

/s/ Robert A. Messina (with consent)
ROBERT A. MESSINA
Chief Legal Counsel
Division of Legal Counsel 1021 North Grand Avenue East P.O. Box 19276 Springfield, Illinois 62794-9276

THE UNDERSIGNED PARTY enters into this Consent Decree in:

United States and State of Illinois v. PennTex Resources Illinois, Inc. and Rex Energy Operating Corp. (S.D. Ill.)

FOR DEFENDANT PENNTEX RESOURCES ILLINOIS, INC.

/s/ Lance T. Shaner (with consent)
LANCE T. SHANER
Chairman
PennTex Resources Illinois, Inc. 1975 Waddle Road State College, PA 16803

FOR DEFENDANT REX ENERGY OPERATING CORP.

/s/ Benjamin W. Hulburt (with consent)
BENJAMIN W. HULBURT
Chief Executive Officer
Rex Energy Operating Corp. 1975 Waddle Road State College, PA 16803

/s/ Patricia Finn Braddock (with consent)
PATRICIA FINN BRADDOCK
Fulbright & Jaworski L.L.P.
600 Congress Avenue, Suite 2400 Austin, TX 78701-2978 Counsel for Defendants